Exhibit (a)(5)(C)

	CONTACT:	Charles F. Willis
Chairman & CEO
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Corporation Announces Preliminary Results of Its Modified Dutch Auction Tender Offer

NOVATO, California, December 17, 2015 - Willis Lease Finance Corporation (the “Company”) (NASDAQ: WLFC) today announced the preliminary results of its modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on December 16, 2015.

Based on the preliminary information received from American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 643,821 shares of the Company’s common stock were validly tendered and not validly withdrawn at or below the purchase price of $18.00 per share. This total of 643,821 shares includes 7,081 shares of the Company’s common stock that, as the Company has been advised by the depositary, were tendered through notice of guaranteed delivery.  The shares to be purchased include 516,129 shares that the Company is obligated to purchase under the terms of the offer and an estimated additional 127,692 shares that the Company intends to elect to purchase in accordance with the optional purchase provisions of the offer.

As the Company intends to purchase all the shares that were tendered, there will be no proration factor.

The number of shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered. The actual number and percentage of outstanding shares properly tendered, and not withdrawn, the final price per share for shares purchased in the tender offer and the number of shares of the Company’s common stock that will be outstanding after payment for the tendered shares will be announced promptly following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as dealer manager, D.F. King & Co., Inc., is serving as the information agent for the tender offer, and American Stock Transfer & Trust Company, LLC is acting as the depositary for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent, D.F. King & Co., Inc., the information agent for the Tender Offer, by telephone at:  (866) 796-7181 (toll-free), or in writing to: infoagent@dfking.com.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance.  These statements include, but are not limited to, the ability of the Company to complete the tender offer, the price at which the Company purchases shares pursuant to the tender offer or otherwise, and the number of shares it is able to purchase pursuant to the tender offer or otherwise, and the ability of the Company to achieve the benefits contemplated by the tender offer.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the SEC.